Exhibit 10.36

II-VI INCORPORATED

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is dated as of the Grant Date, as specified in the applicable Summary of Award (as defined below), by and between II-VI Incorporated, a Pennsylvania corporation (“II-VI”), and the Recipient, as specified in the applicable Summary of Award, who is a director, employee or consultant of II-VI or one of its subsidiaries (the “Recipient”). For purposes of this Agreement, the term “Company” shall include II-VI and/or any Subsidiary of II-VI that the Recipient is employed by or may become employed by or provide services to during the Recipient’s employment by II-VI or any such Subsidiary.

Reference is made to the Summary of Award (the “Summary of Award”) issued to the Recipient with respect to the applicable Award, which may be found on Morgan Stanley StockPlan Connect system www.stockplanconnect.com (or any successor system selected by II-VI) (the “StockPlan Connect System”). Reference further is made to the Summary Plan Description relating to the Plan (as defined below) which also may be found on the StockPlan Connect System.

All capitalized terms used herein, to the extent not defined herein, shall have the meanings set forth in the II-VI 2012 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), a copy of which can be found on the StockPlan Connect System, and/or the applicable Summary of Award.  Terms of the Plan and the Summary of Award are incorporated herein by reference.  This Agreement shall constitute an Award Agreement as that term is defined in the Plan and is intended to be a Qualified Performance-Based Award within the meaning of Section 2.28 of the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Recipient and II-VI agree as follows:

1.      Performance Share Award.  II-VI hereby grants to Recipient an Award of the number of Performance Shares specified in the Summary of Award, to be earned based upon achievement of the Performance Objectives in accordance with Section 2 below (this “Award”).  For the purposes of this Award:  (1) “Performance Period” shall mean the period from                     through and including                    ; (2) “Target Award” shall mean the Target Award set forth in the Summary of Award; and (3) “Maximum Award” means the maximum number of Performance Shares that may be earned under this Agreement as set forth in the Summary of Award, which number represents 200% of the Target Award.

2.      Determination of Shares Earned. Subject to Sections 5 and 6 below, Performance Shares shall be earned in accordance with the following schedule:

Performance Shares Earned as a Percentage of Target Award (3)
If II-VI Consolidated Cash Flow from Operations is less than 79.99% of the Cash Flow Target	0%
If II-VI Consolidated Cash Flow from Operations is greater than or equal to 80.00% and less than 100.0% of the Cash Flow Target	50.0% to 99.99%(1)
If II-VI Consolidated Cash Flow from Operations equals 100.0% of the Cash Flow Target	100.0%
If II-VI Consolidated Cash Flow from Operations is greater than 100.0% and less than 140.0% of the Cash Flow Target	100.01% to 199.99%(2)
If II-VI Consolidated Cash Flow from Operations is greater than or equal to 140.0% of the Cash Flow Target	200.0% (Maximum Award)

(1)

In the event that the II-VI Consolidated Cash Flow from Operations is greater than or equal to 80.0% and less than 100.0% of the Cash Flow Target, the Performance Shares earned as a percentage of the Target Award will be a percentage determined on a linear basis between 50.0% and 99.99% by adding 50.0% to the product of (A) 50.0% and (B)(i) the II-VI Consolidated Cash Flow from Operations as a percentage of the Cash Flow Target less 80.0% divided by (ii) 20.0% (which product cannot exceed 49.99%).

(2)

In the event that the II-VI Consolidated Cash Flow from Operations is greater than 100.0% and less than 140.0% of the Cash Flow Target, the Performance Shares earned as a percentage of the Target Award will be a percentage determined on a linear basis between 100.01% and 199.99% by adding 100.0% to the product of (A) 100.0% and (B)(i) the II-VI Consolidated Cash Flow from Operations as a percentage of the Cash Flow Target less 100.0% divided by (ii) 40.0% (which product cannot exceed 99.99%).

(3)	As further detailed in Attachment A, performance against target will be determined as follows:

(A) II-VI Consolidated Cash Flow from Operations during the Performance Period shall be compared to the Cash Flow Target; and

(B) II-VI Consolidated Cash Flow from Operations during each of the four six-month periods comprising the Performance Period will be measured against the applicable target set forth in Attachment A for such six-month period, and the results obtained for each of the six-month periods shall be aggregated and measured against the Cash Flow Target.

The calculation above (clause (A) or clause (B)) yielding the higher percentage of the Cash Flow Target shall determine the number of Performance Shares earned.

For the purposes of this Award (i) “II-VI Consolidated Cash Flow from Operations” shall mean the consolidated “Net cash flow provided by operating activities” of II-VI for the Performance Period, determined in accordance with generally accepted accounting principles in the United States, consistently applied, (ii) all targets are expressed in US dollars and performance for II-VI businesses that do not use US dollars as their reporting currency will be translated into US dollars via II-VI’s financial consolidation system at the appropriate exchange rates and (iii) “Cash Flow Target” shall mean $                                   .

Only whole Performance Shares shall be earned in accordance with this Section 2. By way of example and not limitation, earning 66.67% of a Target Award of 100 Performance Shares would result in delivery of 66 Performance Shares.

3.      Delivery of Shares. Unless Recipient has elected to defer receipt of the Performance Shares in accordance with Section 4, and except as otherwise provided in Section 2, II-VI shall cause a stock certificate (or equivalent electronic book entry) representing shares of II-VI Common Stock, no par value (“II-VI Common Stock”) equal to the number of Performance Shares earned as provided in Section 2 to be issued or credited, as applicable, to Recipient no later than the seventy-fifth (75th) calendar day following the end of the Performance Period.

4.      Deferral. A Recipient that is subject to US Federal income tax may elect in writing on or before the date that is twelve (12) months prior to the end of the Performance Period, or such earlier date as may be designated in writing by II-VI (the “Latest Deferral Date”) in order to satisfy the deferral election requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to defer the issuance of all or part of the Performance Shares earned. Any such election shall: (1) specify the date of issuance for the earned Performance Shares, which shall not be earlier than the fifth (5th) anniversary of the original payment date or such other minimum deferral period as may be designated by II-VI in order to satisfy the deferral election requirements of Section 409A of the Code; and (2) comply with all other applicable deferral election requirements of Section 409A of the Code.

5.      Limitation of Rights; Dividend Equivalents. Recipient shall not have any rights of ownership of the shares of II-VI’s Common Stock underlying the Performance Shares before the issuance of such shares, including the right to vote such shares.  Recipient, however, shall be entitled to receive, following the completion of the Performance Period but in no event later than March 15th of the calendar year following the completion of the Performance Period, a cash payment equal to the cash dividends that would have been paid during the Performance Period on the applicable number of shares underlying the Performance Shares earned as provided in Section 2 if such shares had been issued and outstanding during the Performance Period.

6.       Termination of Employment.

(a)      Except as provided in Section 6(b) and Section 7 below or as may be otherwise determined by the Committee, in its sole discretion, if Recipient’s employment with or service to the Company terminates before the end of the Performance Period, this Award shall be forfeited on the date of such termination.

(b)      Prorating in Certain Circumstances.  Notwithstanding Section 6(a), if Recipient’s employment with the Company terminates during the Performance Period due to Recipient’s normal retirement as defined in II-VI’s Global Retirement Policy, or Recipient’s employment with or service to the Company terminates during the Performance Period due to Recipient’s death or permanent and total disability, as defined in Code Section 22(e)(3), Recipient shall be entitled to a prorated portion of the Performance Shares to the extent earned pursuant to Section 2 above, determined at the end of the Performance Period and based on the ratio of the number of complete months Recipient was employed or served (as applicable) during the Performance Period to the total number of months in the Performance Period.  In the event of the death of the Recipient, delivery of the applicable number of shares of II-VI Common Stock shall be made to the Recipient’s estate as soon as administratively practicable after the end of the Performance Period.

7.      Change in Control. Notwithstanding any provision to the contrary in any employment or similar agreement between the Recipient and the Company that discusses the effect of a Change in Control on the Recipient’s Awards, in the event of a Change in Control, the following provisions shall apply, unless provided otherwise by the Committee prior to the date of the Change in Control:

(a)      Immediately prior to the Change in Control, if (A) Performance Shares have been earned but shares of II-VI Common Stock have not yet been delivered or deferred in accordance with Section 3 or Section 4, as applicable, the applicable number of shares of II-VI Common Stock shall be delivered or deferred in accordance with Section 3 or Section 4, as applicable , and (B) the Performance Period has not expired, this Award shall be cancelled in exchange for a cash payment to be made within thirty (30) days after the Change in Control equal to the product of (1) the Fair Market Value of the shares of II-VI Common Stock underlying the Target Award as of the date of the Change in Control and (2) a fraction, the numerator of which is the number of completed months in the Performance Period preceding the date of the Change in Control, and the denominator of which is the total number of months in the Performance Period.

(b)      Notwithstanding any provision of this Agreement to the contrary, in the event that II-VI determines that all or part of the consideration or compensation to be paid to the Recipient under this Agreement constitutes a “parachute payment” under Code Section 280G(b)(2), then, if the aggregate present value of such parachute payments, together with the aggregate present value of any consideration, compensation or benefits to be paid to the Recipient under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Total Payments”) exceeds 2.99 times the Recipient’s “base amount,” as defined in Code Section 280G(b)(3) (the “Recipient’s Base Amount”), the Recipient acknowledges and agrees that the “parachute payments” which would otherwise be payable to or for the benefit of the Recipient shall be reduced to the extent necessary so that the Total Payments are equal to 2.99 times the Recipient’s Base Amount.  The Company shall make any such required reduction from any specified type of Total Payments that does not constitute deferred compensation and is otherwise exempt or excepted from coverage under Section 409A (but excluding stock options or other stock rights).

8.      Nontransferability. Except as otherwise provided in the Plan, the Performance Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution.  Any attempt to Transfer the Performance Shares in violation of this Section or the Plan shall render the Award null and void.

10.      Adjustments. The number of securities underlying the Performance Shares and, if applicable, the type of securities underlying the Performance Shares, shall be adjusted to reflect any stock dividend, stock split, or combination of the shares of II-VI Common Stock.  In addition, the Committee may make or provide for such adjustments in the Performance Shares as it in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of Recipient’s rights that otherwise would result from (a) any exchange of shares of II-VI Common Stock, recapitalization or other change in the capital structure of II-VI, (b) any Change in Control, merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event, the Committee may provide in substitution for the Performance Shares such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Performance Shares so substituted.  Notwithstanding the foregoing, no adjustment shall be made which: (A) would be inconsistent with meeting the requirements of Section 162(m) of the Code, unless otherwise determined by the Board, or (B) would cause the Award to fail to comply with Section 409A (or an exception thereto).

11.      Fractional Shares. II-VI shall not be required to issue any fractional Shares pursuant to the Award, and II-VI may round fractional Shares down to the nearest whole Share.

12.      Withholding. Recipient shall pay to II-VI, and II-VI shall have the right to withhold from payments made to the Recipient pursuant to this Award, or to withhold from other compensation payable to the Recipient, all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which II-VI is required to withhold at any time with respect to the Performance Shares and any cash dividend equivalents paid thereon.  Shares of II-VI Common Stock tendered in payment of required withholding obligations shall be valued at the closing price per share of II-VI Common Stock on the date such withholding obligation arises.

13.      Plan Provisions. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control, except that capitalized terms specifically defined in this Agreement shall have the meaning given to them in this Agreement with respect to their usage in this Agreement, notwithstanding the definitions given to such terms in the Plan (which definitions shall control as they relate to the usage of such terms in the Plan).

14.      No Continued Rights. The granting of the Award shall not give Recipient any rights to similar grants in future years or any right to continuance of employment or other service with II-VI or its Subsidiaries, nor shall it interfere in any way with any right that the Company would otherwise have to terminate Recipient’s employment or other service at any time, or the right of Recipient to terminate his or her employment or other service at any time.

15.      Rights Unsecured. II-VI shall remain the owner of all Performance Shares deferred by Recipient pursuant to Section 4 and Recipient shall have only II-VI’s unfunded, unsecured promise to pay pursuant to the terms of this Agreement and the II-VI Non-Qualified Executive Plan, as it may be amended and/or restated from time to time, and any predecessor or successor plan thereto.  The rights of Recipient hereunder and thereunder shall be those of a general unsecured creditor of II-VI and Recipient shall not have any security interest in any assets of II-VI.

16.      Non-Competition; Non-Solicitation; Confidentiality.

(a)      While the Recipient is employed by the Company and for a period of one (1) year after the termination of such employment for any reason (the “Restricted Period”), the Recipient will not directly or indirectly:

(i)      engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold or, to Recipient’s knowledge, planned to be developed, manufactured, marketed or sold, by II-VI or its Subsidiaries while the Recipient was employed by the Company, within the United States of America and/or any other country within which II-VI or its Subsidiaries have customers or prospective customers as of the date of such termination or cessation.

(ii)      (A) solicit for the purpose of selling or distributing any products or services that are the same or similar to those developed, manufactured, marketed or sold by II-VI or its Subsidiaries, (1) any customers of II-VI or its Subsidiaries, (2) any prospective customers known by Recipient to have been solicited by II-VI or its Subsidiaries within the twelve (12) months prior to the Recipient’s termination or cessation of employment, or (3) any distributors, sales agents or other third-parties who sell to or refer potential customers in need of the types of products and services produced, marketed, licensed, sold or provided by II-VI or its Subsidiaries who have become known to Recipient as a result of his/her employment with the Company, or (B) induce or attempt to induce any vendor, supplier, licensee or other business relation of II-VI or its Subsidiaries to cease or restrict doing business with II-VI or its Subsidiaries, or in any way interfere with the relationship between any such vendor, supplier, licensee or business relation and II-VI or its Subsidiaries.

(iii)      either alone or in association with others (A) solicit, or permit any organization directly or indirectly controlled by the Recipient to solicit, any employee of II-VI or its Subsidiaries to leave the employ of II-VI or its Subsidiaries, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Recipient to solicit for employment, hire or engage as an independent contractor, any person who was employed by II-VI or its Subsidiaries at any time during the term of the Recipient’s employment with the Company; provided, that this clause (C) shall not apply to any individual whose employment with II-VI or its Subsidiaries has been terminated for a period of one year or longer.

(b)      The Recipient acknowledges that certain materials, including, but not limited to, information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of II-VI and its Subsidiaries constitute proprietary confidential information and trade secrets.  Accordingly, the Recipient will not at any time during or after the Recipient’s employment with the Company disclose or use for the Recipient’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company, any proprietary confidential information or trade secrets;  provided that the foregoing shall not apply to information which is not unique to II-VI and its Subsidiaries or which is generally known to the industry or the public other than as a result of the Recipient’s breach of this covenant.  The Recipient agrees that, upon termination of employment with the Company for any reason, the Recipient will immediately return to II-VI all property of II-VI and its Subsidiaries including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of II-VI and its Subsidiaries, except that the Recipient may retain personal items.  The Recipient further agrees that the Recipient will not retain or use for the Recipient’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of II-VI and its Subsidiaries.

The Restricted Period will be tolled during and for any period of time during which the Recipient is in violation of the restrictive covenants contained in this Section 16 and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Recipient is in compliance with the restrictive covenants contained in Section 16 will not exceed the one (1) year period set forth above.

17.      Remedies; Clawback.

(a)      II-VI and Recipient acknowledge and agree that that any violation by Recipient of any of the restrictive covenants contained in Section 16 would cause immediate, material and irreparable harm to II-VI and its Subsidiaries which may not adequately be compensated by money damages and, therefore, II-VI and its Subsidiaries shall be entitled to injunctive relief (including, without limitation, one or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction, the rights under Section 17(b) below, and the right to require Recipient to account for and pay over to II-VI all benefits derived or received by Recipient as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by II-VI.

(b)      In the event that the Recipient violates or breaches any of the covenants set forth in Section 16 of this Agreement, the Performance Shares and the right to receive shares of II-VI Common Stock in exchange for such Performance Shares shall be forfeited.  II-VI shall also have the right, in its sole discretion, in addition to any other remedies or damages provided by law, in equity or otherwise, to demand and require the Recipient, to the extent that any shares of II-VI Common Stock were received with respect to such Performance Shares (i) return and transfer to II-VI any such shares directly or beneficially owned by the Recipient, and (ii) to the extent that the Recipient sold or transferred any such Shares, disgorge and/or repay to II-VI any profits or other economic value (as determined by II-VI) made or realized by the Recipient with respect to such Shares, including but not limited to the value of any gift thereof.

(c)      The Recipient further agrees, as a condition to acceptance of these Performance Shares, that these Performance Shares, as well as any other incentive award previously granted to Recipient by II-VI, may be subject to recoupment by II-VI under the provisions of any other forfeiture or clawback policy that has been or may be adopted by II-VI in the future, or as required by any applicable law then in effect.

18.      Recipient Acknowledgments. Recipient acknowledges and agrees that (i) as a result of Recipient’s previous, current and future employment with the Company, Recipient has had access to, will have access to and/or possesses or will possess confidential and proprietary information of II-VI and its Subsidiaries, (ii) II-VI and its Subsidiaries are engaged in a highly competitive business conduct such business worldwide, (iii) this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Recipient’s employment for any period of time and does not change the at-will nature of the Recipient’s employment, except as set forth in a separate written employment agreement between the Company and the Recipient, (iv) the restrictive covenants set forth in Section 16 are necessary and reasonable in time and scope (including the period, geographic, product and service and other restrictions) to protect the legitimate business interests of II-VI and its Subsidiaries, (v) the remedy, forfeiture and payment provisions contained in Section 17 are reasonable and necessary to protect the legitimate business interests of II-VI and its Subsidiaries, (vi) acceptance of these Performance Shares and agreement to be bound by the provisions hereof is not a condition of Recipient’s employment, and (vii) Recipient’s receipt of the benefits provided under this Agreement is adequate consideration for the enforcement of the provisions contained in Section 16 hereof.

19.      Severability; Waiver. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  In particular, in the event that any of such provisions shall be adjudicated to exceed the time, geographic, product and service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product and service or other limitations permitted by applicable law.  No delay or omission by II-VI in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by II-VI on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

20.      Notice. II-VI may require any notice required or permitted under this Agreement to be transmitted, submitted or received, by II-VI or the Recipient, via the StockPlan Connect System in accordance with the procedures established by II-VI for such notice.  Otherwise, any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or by overnight carrier, to II-VI at the following address:

II-VI Incorporated

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

or to Recipient at his or her most recent home address on record with II-VI. Notices are effective upon receipt.

21.      Controlling Law. The validity, construction and effect of this Agreement will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles thereof.  Recipient and II-VI hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located in the Commonwealth of Pennsylvania and consent to the jurisdiction of any such court; provided, however, that, notwithstanding anything to the contrary set forth above, II-VI may file an action to enforce the covenants contained in Section 16 by seeking injunctive or other equitable relief in any appropriate court having jurisdiction, including but not limited to where the Recipient resides or where the Recipient was employed by the Company.  Recipient and II-VI also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought or injunctive or equitable relief sought in such court or any defense of inconvenient forum for the maintenance of such dispute and consent to the personal jurisdiction of any such court.  The Company shall be a third-party beneficiary of this Agreement.

22.      Entire Agreement. This Agreement (including the Plan and the Summary of Award) contains the entire understanding between the parties and supersedes any prior understanding and agreements between them regarding the subject matter hereof with respect to the Award, and there are no other representations, agreements, arrangements or understandings, oral or written, between the parties relating to the Award which are not fully expressed herein.  Notwithstanding anything to the contrary set forth in this Agreement, any restrictive covenants contained in this Agreement are independent, and are not intended to limit the enforceability, of any restrictive or other covenants contained in any other agreement between the Company and the Recipient.

23.      Captions. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

24.      Limitation of Actions. Any lawsuit commenced by the Recipient with respect to any matter arising out of or relating to this Agreement must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

25.      Section 409A. This Agreement and the Award are intended to satisfy all applicable requirements of Section 409A or an exception thereto and shall be construed accordingly.  II-VI may in its discretion, and without the Recipient’s consent, take any action it deems necessary to comply with the requirements of Section 409A or an exception thereto, including amending the terms of the Award and this Agreement, in any manner it deems necessary to cause the Award and this Agreement to be excepted from Section 409A (or to comply therewith to the extent that II-VI determines it is not excepted).  Notwithstanding, Recipient recognizes and acknowledges that Section 409A may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible.

26.      Assignment. Except as provided in Section 8, Recipient’s rights and obligations under this Agreement shall not be transferable by Recipient, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by Recipient shall be void.  II-VI and the Company may assign/delegate all or any portion of this Agreement and its rights hereunder without prior notice to the Recipient and without the Recipient providing any additional consent thereto, whereupon the Recipient shall continue to be bound hereby with respect to such assignee/delegatee.

27.      Electronic Delivery. II-VI may, in its sole discretion, deliver any documents or correspondence related to this Agreement, the Plan, the Performance Shares, the Recipient’s participation in the Plan, or future awards that may be granted to the Recipient under the Plan, by electronic means.  The Recipient hereby consents to receive such documents by electronic delivery and to Recipient’s participation in the Plan through an on-line or electronic system established and maintained by II-VI or another third party designated by II-VI, including but not limited to the StockPlan Connect System.  Likewise, II-VI may require the Recipient to deliver or receive any documents or correspondence related to this Agreement by such electronic means.

28.      Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan or this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date set forth above.  Electronic acceptance of this Agreement by the Recipient pursuant to II-VI’s instructions to the Recipient (including through the StockPlan Connect System) shall constitute execution of this Agreement by the Recipient.

The Recipient agrees that his or her electronic acceptance of this Agreement, including but not limited to via the StockPlan Connect System, shall constitute his or her signature, and that he or she agrees to be bound by all of the terms and conditions of this Agreement.

II-VI INCORPORATED
By:
Name: David G. Wagner
Title: Vice President, Human Resources
PARTICIPANT
Electronic Acceptance via the
StockPlan Connect System